                                                                      EXHIBIT 99

CASE                                                            News Release
----

CASE CORPORATION    700 STATE STREET    RACINE, WI 53404    U.S.A.
HTTP://WWW.CASECORP.COM


For more information, contact:

William B. Masterson
(414) 636-5793

For Immediate Release

          Case Corporation Announces First Quarter Results

          . Worldwide revenues of $1.2 billion, down 13 percent, with a net loss of $48 million or ($.68) per share for the quarter, primarily due to significant sales declines in high-margin, large agricultural equipment and unfavorable economic conditions in Brazil

          .  Case Capital's managed portfolio grows to a record $7 billion

     Racine, Wisconsin (April 19, 1999) - Case Corporation (NYSE:CSE) today announced a net loss of $48 million or ($.68) per share in the first quarter of 1999. In the prior year period, Case reported net income of $69 million or $.88 per share.

     The soft global economic picture continues to impact many of the markets for Case's products, particularly in key segments. The company previously announced production schedule adjustments, primarily in high-horsepower machines, driven by the drop in demand for agricultural equipment and ongoing economic uncertainties in several markets. As a result, revenues decreased 13 percent to $1.2 billion, down from $1.4 billion in the first quarter of 1998. The decline was partially offset by the impact of acquisitions and higher price realization in both the agricultural and construction equipment businesses.

     Lower year-over-year earnings for the first quarter reflect significant sales declines in high-margin, large agricultural equipment. In addition, the ongoing unfavorable economic conditions in Brazil negatively impacted operating earnings by $15 million or $.16 per share.

Higher pricing, the execution of previously announced management actions, and ongoing cost reduction initiatives partially offset these declines.

     "We executed well in the face of the agricultural market downturn and the resultant lower retail demand for agricultural equipment," said Jean-Pierre Rosso, Case chairman and chief executive officer. "Our construction equipment business continued to perform well, and our strategy to grow and diversify our financial services business is increasingly successful."

Management Actions

     Case is on target in its execution of a number of actions aimed at maximizing the company's performance in the current agricultural equipment market. The company continues to maintain lower production schedules to match retail demand. In the first quarter, global production of agricultural equipment was down 35 percent, as planned, compared to the prior year period. The company's previously announced program to reduce headcount by a total of 3,400 people by year-end is also on target. The integration of the company's agricultural implement business is progressing on schedule with the consolidation of all product development and selected manufacturing of tillage and soil preparation equipment at the Case DMI facility in Illinois. This transfer facilitates the company's closure of its Hamilton, Ontario, plant which is expected to be completed ahead of schedule. The company is also transferring other products made in the Hamilton plant, including planting, seeding and materials handling equipment, to the Case Concord plant in North Dakota, as well as to existing company joint ventures and third-party partners. In addition, the closure of the Hugo, Minnesota, facility is progressing as planned. Nearly two-thirds of the anticipated $95 million to $100 million annual savings resulting from these and other related actions will be realized in 1999.

Equipment Sales

     Case's worldwide retail unit sales were down 6 percent from the prior year period, driven by lower agricultural equipment sales around the world. As a result of the lower retail demand and the aggressive production cuts taken last year and into 1999, wholesale sales were down 16 percent compared to the first quarter of 1998.

     Construction Equipment - Retail unit sales of construction equipment were flat when compared to the same period last year. Increases in retail sales of loader/backhoes, trenchers and telescopic handlers in North America did not offset declines in other parts of the world. Retail sales in Latin America were down 46 percent, with sharp declines in loader/backhoes, wheel loaders and skid steers. In Europe, retail unit sales of construction equipment were down modestly. In Asia Pacific, retail unit sales of skid steers were up compared to the prior year period, partially offsetting a decline in loader/backhoes.

     During the first quarter, Case introduced the next generation of its wheel loader line, the C Series. With new transmissions and a host of other improvements, the C Series machines were designed in response to customer requirements for optimum reliability and durability on the job site. In addition to the C Series, the company also introduced the 90 Series excavator and several XT skid steer models to markets in western Europe, Africa and the Middle East. The company also expanded its construction equipment line with the introduction of a new, high-lift telescopic handler and a new 7-ton excavator built for contractors who want the versatility and productivity of a larger excavator, but the maneuverability of a smaller unit.

     Agricultural Equipment - As expected, retail unit sales of agricultural equipment in the first quarter were down 14 percent as a result of declines in most regions of the world, reflecting the ongoing soft conditions in the global agricultural equipment market. Wholesale sales of agricultural equipment were down 30 percent from the prior year period as a result of the company's lower production schedules.

     In North America, retail sales were lower in every product category, with the largest declines coming in high-horsepower tractors and combines. In Latin America, sales were lower in every product category reflecting the ongoing economic uncertainties in that region. In Europe, decreases in agricultural equipment retail sales overall were partially offset by gains in high-horsepower tractors as a result of the introduction of the MX Magnum in this market. This well-received tractor has set new industry standards for power and fuel efficiency. An embedded controller-area network enables the tractor to communicate with attached implements and automate on-the-go input changes through a single connection.

Financial Services

     Case Capital Corporation grew its managed portfolio in the first quarter to a record $7 billion, a 32 percent increase from the same prior year period. Case Capital announced net income of $20 million for the first quarter, up 5 percent from $19 million in the prior year period.

Revenues increased 43 percent over the prior year to $109 million. This performance demonstrates the success of Case Capital's operating strategy to grow and diversify its business. (Also see Case Capital Corporation's first quarter press release.)

Market Outlook

     The market outlook for Case's agricultural and construction equipment and financial services businesses is substantially unchanged from the company's outlook at the beginning of the year.

     As expected, demand for agricultural equipment continued to decline during the first quarter of 1999. This decrease is the result of low commodity prices, driven principally by three consecutive years of strong-to-record harvests in most major grain crops. Exports of farm commodities dropped substantially last year, adversely affecting large-scale production agriculture farmers. Due to unfavorable economic conditions in Brazil, the agricultural equipment market in Latin America, primarily small tractors, is now projected to be down 10 to 15 percent in 1999. In addition, financing for equipment purchases in emerging markets is expected to remain extremely difficult. As a result of these factors, the company continues to expect that worldwide sales of agricultural equipment will be down approximately 8 to 10 percent in 1999.

     The global outlook for the construction equipment market varies by region. In North America, demand should be stable due to a sustained level of housing starts and a continued favorable interest rate environment. The U.S. Highway Bill that will increase infrastructure spending supports this outlook. In Europe, the market is expected to decline moderately in 1999 as anticipated improvements in France and Spain will be offset by lower sales in the United Kingdom, Africa and the Middle East. In Asia Pacific, economic conditions remain weak, but there are indications that markets are stabilizing. Case is further affected by a still weakened Australian dollar, impacting the overall economy and construction activity there. In Latin America, the outlook has dampened considerably given Brazil's currency devaluation. In total, worldwide construction equipment sales in 1999 are expected to be flat to down slightly when compared to the prior year.

     The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulation (including government subsidies and international trade regulations), the effect of conversion to the Euro, technological difficulties (including Year 2000), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1998, as filed and amended with the Securities and Exchange Commission:
Business - Employees, Business - Environmental Matters, Business - Significant International Operations, Business - Seasonality and Production Schedules, Business - Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

                                     # # #

The following is issued in conjunction with Case Corporation's 1999 first quarter results:

For more information, contact:

Sandra J. Lasch
(414) 636-6473

For Immediate Release


     CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO

          .  Managed portfolio grows to a record $7 billion
          .  Net income up 5 percent to $20 million
          .  Originations increase 16 percent for the quarter
          .  Diversified financing business increases significantly


     Lincolnshire, Illinois (April 19, 1999) -- Case Capital Corporation today announced net income of $20 million for the first quarter, up 5 percent from $19 million in the comparable period last year. Revenues increased 43 percent over the prior year period to $109 million. The improvement in net income is attributed to higher financing income from strong growth in receivables and leases. The increase was partially offset by higher operating expenses and additional provisions for loan losses to support the company's growth initiatives.

     Case Capital's managed portfolio grew to a record $7 billion as of March 31, 1999, a 32 percent increase year-over-year. Financing originations increased 16 percent in the first quarter, as compared to the prior year period. These increases reflect the success of Case Capital's strategy to grow and diversify its business.

     "Our strong performance for the quarter once again demonstrates the strength of our business strategy," stated Ted R. French, chairman, Case Capital. "And, our ability to achieve sustained, profitable portfolio diversification and geographic growth demonstrates that we continue to execute that strategy successfully."

     Significant growth in Case Capital's diversified business enabled the company to increase its portfolio, more than offsetting the impact of weaker retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Commercial marine financing, introduced in late 1998 through the Cummins-Case Credit alliance, also exceeded expectations during the period.

     New and improved product offerings introduced to equipment dealers and customers during the past two years also enabled Case Capital to grow its core business. These products include commercial loans, credit cards, leasing and insurance brokerage. A new credit life insurance program, introduced in January, was the first in a series of steps designed to enhance Case Credit Insurance Agency's total offerings and better meet the needs of equipment dealers and their customers.

     Geographic expansion also supported Case Capital's growth during the quarter. Case Credit Europe's portfolio tripled year-over-year, and Case Credit Australia's portfolio increased over 50 percent during the period.

     "We continue to experience success in growing both our core business and our diversified business," stated Andrew E. Graves, president, Case Capital. "As we pursue new opportunities, we continue to take significant steps to maintain our portfolio quality and ensure sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris offers its products through diverse dealer networks located in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7 billion portfolio of receivables and leases.

                                     # # #

                               Case Corporation
                            Revenues and Net Sales
                                March 31, 1999
                                  (Millions)

                                 Three Months Ended
                              ------------------------
                                                  %
                               1999     1998    Change
                              ------   ------   ------
Revenues:
  Net sales
    Agricultural equipment    $  549   $  783    -30%
    Construction equipment       535      514      4%
                              ------   ------
      Total net sales          1,084    1,297    -16%

  Financial services             109       76     43%
  Other revenues                   8        8      -
                              ------   ------
  Total revenues              $1,201   $1,381    -13%
                              ======   ======

Net sales:
  North America               $  647   $  770    -16%
  Europe*                        330      383    -14%
  Asia Pacific                    66       68     -3%
  Latin America                   41       76    -46%
                              ------   ------
  Total net sales             $1,084   $1,297    -16%
                              ======   ======

  *Includes Africa and Middle East

                               CASE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                       (Millions, except per share data)
                                  (Unaudited)


                                                        CONSOLIDATED              CASE INDUSTRIAL             CASE CAPITAL
                                                      Three Months Ended        Three Months Ended         Three Months Ended
                                                           March 31,                 March 31,                  March 31,
                                                      ------------------        ------------------         -------------------
                                                        1999       1998           1999       1998            1999      1998
                                                      --------   -------        -------     ------         -------    --------
Revenues
   Net sales                                           $1,084     $1,297         $1,084     $1,297           $ --      $ --
   Interest income and other                              117         84             10          8            109        76
                                                       ------     ------         ------     ------           ----      ----
Total                                                   1,201      1,381          1,094      1,305            109        76
------------------------------------------------------------------------------------------------------------------------------
 Costs and Expenses
   Cost of goods sold                                     932      1,019            932      1,019
   Selling, general and administrative                    174        146            157        137             17         9
   Research, development and engineering                   49         52             49         52
   Interest expense                                        75         47             32         18             45        29
   Other, net                                              30         15             14          7             16         8
                                                       ------     ------         ------     ------           ----      ----
Total                                                   1,260      1,279          1,184      1,233             78        46
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                                (59)       102            (90)        72             31        30
Income tax provision (benefit)                            (11)        33            (22)        22             11        11
------------------------------------------------------------------------------------------------------------------------------
                                                          (48)        69            (68)        50             20        19
Equity in income - Case Capital                                                      20         19
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                      $  (48)    $   69         $  (48)    $   69           $ 20      $ 19
                                                       ======     ======         ======     ======           ====      ====
Preferred stock dividends                                   2          2
                                                       ------     ------
Net income (loss) to common                            $  (50)    $   67
                                                       ======     ======
------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per Common Share (EPS):
  Basic EPS                                            $(0.68)    $ 0.91
  Diluted EPS                                          $(0.68)    $ 0.88

See Notes to Interim Financial Statements.

                               CASE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Millions)
                                  (Unaudited)



                                                         CONSOLIDATED       CASE INDUSTRIAL      CASE CAPITAL
                                                          March 31,            March 31,           March 31,
                                                      -----------------     ---------------     ---------------
                                                       1999       1998       1999     1998       1999     1998
                                                       ----       ----       ----     ----       ----     ----
Assets
  Cash and cash equivalents                           $  119      $  152    $   91   $  125     $   28   $   27
  Accounts, notes receivable and other - net           4,536       3,897     1,793    1,964      2,722    1,989
  Inventories                                          1,465       1,251     1,465    1,251
  Property, plant and equipment - net                  1,048         991     1,045      988          3        3
  Equipment on operating leases - net                    495         208                           495      208
  Investment in Case Capital                                                   482      378
  Goodwill and intangibles                               346         313       346      313
  Other assets                                           854         576       604      464        276      126
                                                      ------      ------    ------   ------     ------   ------
Total                                                 $8,863      $7,388    $5,826   $5,483     $3,524   $2,353
                                                      ======      ======    ======   ======     ======   ======
--------------------------------------------------------------------------------------------------------------------


Liabilities and Equity
  Current maturities of long-term debt                $    9      $    8    $    9   $    8     $   --   $   --
  Short-term debt                                      1,112       1,410       856      526        256      884
  Accounts payable and other accrued liabilities       1,501       1,517     1,429    1,538         77       49
  Long-term debt                                       3,591       1,681       981      667      2,610    1,014
  Other liabilities                                      591         445       492      417         99       28
                                                      ------      ------    ------   ------     ------   ------
          Total Liabilities                            6,804       5,061     3,767    3,156      3,042    1,975
  Equity                                               2,059       2,327     2,059    2,327        482      378
                                                      ------      ------    ------   ------     ------   ------
Total                                                 $8,863      $7,388    $5,826   $5,483     $3,524   $2,353
                                                      ======      ======    ======   ======     ======   ======
--------------------------------------------------------------------------------------------------------------------




        See Notes to Interim Financial Statements.

                               CASE CORPORATION
                     Notes to Interim Financial Statements


(1) The accompanying financial statements reflect the consolidated results of Case Corporation and consolidated subsidiaries ("Case" or "the Company"). The financial information captioned "Case Industrial" in each of the financial statements includes Case's agricultural and construction equipment operations, with the Company's wholly owned retail credit subsidiary ("Case Capital") reflected on the equity basis. The financial information captioned "Case Capital" reflects the consolidation of Case's retail credit subsidiaries. Case Capital provides financing for retail installment sales contracts and leases, commercial lending within the equipment industry, multiple lines of insurance products and offers a private-label credit card. Certain reclassifications have been made to conform the prior year's financial statements to the 1999 presentation.

(2) On a consolidated basis, the Company's effective income tax rate of 19% for the first quarter of 1999 was lower than the U.S. statutory rate of 35% primarily due to losses in certain foreign jurisdictions for which no immediate tax benefit was recognizable and foreign losses taxed at different rates, partially offset by state tax benefits, research and development tax credits, and the recognition of tax benefits from the Company's foreign sales corporation. For the first quarter of 1998, the Company's consolidated effective tax rate of 32% was lower than the U.S. statutory rate primarily due to reductions in the tax valuation reserves in certain foreign jurisdictions, research and development tax credits and the recognition of tax benefits from the Company's foreign sales corporation, partially offset by state income taxes.

(3) Case Corporation has three reportable operating segments: agricultural equipment, construction equipment and financial services. Case evaluates segment performance based on operating earnings. The Company defines operating earnings as the income of Case Industrial before interest, taxes, changes in accounting principles and extraordinary items, including the income of Case Capital on an equity basis. A reconciliation of Case Industrial's net income to operating earnings is as follows (in millions):

                                                                            Three
                                                                         Months Ended
                                                                          March 31,
                                                                   ------------------------
                                                                      1999         1998
                                                                   -----------  -----------
         Net income (loss)                                              $ (48)        $  69
         Income tax provision (benefit)                                   (22)           22
         Interest expense                                                  32            18
                                                                       ------        ------
             Operating earnings (loss)                                  $ (38)       $  109
                                                                       ======        ======

The following summarizes operating earnings (loss) by segment (in millions):

                                                                            Three
                                                                         Months Ended
                                                                          March 31,
                                                                   ------------------------
                                                                      1999         1998
                                                                   -----------  -----------
         Agricultural equipment                                          $ (99)       $  41
         Construction equipment                                             41           49
         Financial services                                                 20           19
                                                                         -----        -----
             Operating earnings (loss)                                   $ (38)       $ 109
                                                                         =====        =====

                               CASE CORPORATION
                     Notes to Interim Financial Statements


(4)  Earnings (loss) per common share ("EPS")

(in millions, except per share data):                              Three
                                                               Months Ended
                                                                 March 31,
                                                          -----------------------
                                                             1999         1998
                                                          -----------  ----------
Basic EPS
---------
  Net income (loss) to common                                  $ (50)       $  67
  Weighted-average shares outstanding - Basic                   72.9         73.9
  Basic EPS                                                    $(.68)       $ .91

Diluted EPS
-----------
  Net income (loss)                                            $ (48)       $  69
  Weighted-average shares outstanding - Diluted                 76.8         78.5
  Diluted EPS *                                                $(.68)       $ .88

     *Basic and Diluted EPS for the three months ended March 31, 1999 are the same as the securities are antidilutive.

                                     -12-